Exhibit 10.1

FOURTH AMENDMENT TO CREDIT AGREEMENT

THIS FOURTH AMENDMENT TO CREDIT AGREEMENT (this "Fourth Amendment") is dated and effective as of June 26, 2014 (the "Fourth Amendment Effective Date") by and among FIFTH THIRD BANK and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lenders, WELLS FARGO BANK, NATIONAL ASSOCIATION as Administrative Agent for the Lenders, PATRICK INDUSTRIES, INC., as Borrower, and ADORN HOLDINGS, INC., as Guarantor.

Recitals

A.     Borrower, Lenders and Administrative Agent are parties to that certain Credit Agreement dated October 24, 2012 (as amended by that certain First Amendment to Credit Agreement dated November 16, 2012, that certain Second Amendment to Credit Agreement dated June 28, 2013 and that certain Third Amendment to Credit Agreement dated November 30, 2013, the "Credit Agreement").

B.     Borrower has requested that Lenders and Administrative Agent amend and modify the Credit Agreement.

C.     Subject to the terms and conditions stated in this Fourth Amendment, the parties are willing to modify and amend the Credit Agreement, as provided in this Fourth Amendment.

Agreement

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements herein, and each act performed and to be performed hereunder, Lenders, Administrative Agent, Borrower and Guarantor agree as follows:

1.     Definitions. Except as otherwise expressly stated in this Fourth Amendment, all terms used in the Recitals and in this Fourth Amendment that are defined in the Credit Agreement, and that are not otherwise defined herein, shall have the same meanings in this Fourth Amendment as are ascribed to them in the Credit Agreement.

2.     Amendment of Section 1.1; Definition of Consolidated Total Leverage Ratio. The definition of "Consolidated Total Leverage Ratio" set forth in Section 1.1 of the Credit Agreement is amended as of the Fourth Amendment Effective Date to add the following sentence of the end of such definition:

"Notwithstanding the foregoing, for purposes of Section 9.15(a) only, Consolidated Total Leverage Ratio means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness on the date which is two days after the last day of the immediately preceding fiscal quarter to (b) Consolidated Adjusted EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date."

3.     Amendment of Section 1.1; Definition of Foremost Fabricators Acquisition. The following definition shall be added to Section 1.1 of the Credit Agreement:

""Foremost Fabricators Acquisition" shall mean Borrower's acquisition of certain assets of Foremost Fabricators, LLC, an Indiana limited liability company, pursuant to that certain Asset Purchase Agreement dated June 27, 2014 by and between Borrower as buyer and Foremost Fabricators, LLC as seller."

4.     Amendment of Section 1.1; Definition of Permitted Acquisition. The definition of "Permitted Acquisition" set forth in Section 1.1 of the Credit Agreement is amended as of the Fourth Amendment Effective Date to add the following paragraph to the end of such definition:

"Notwithstanding the foregoing, the Permitted Acquisition Consideration for the Foremost Fabricators Acquisition and the Precision Painting Acquisition shall be excluded from calculation of the Permitted Acquisition Consideration for Fiscal Year 2014."

5.     Amendment of Section 1.1; Definition of Precision Painting Acquisition. The following definition shall be added to Section 1.1 of the Credit Agreement:

""Precision Painting Acquisition" shall mean Borrower's acquisition of (a) certain assets of Precision Painting, Inc., an Indiana corporation, Carrera Custom Painting, Inc., an Indiana corporation, Millennium Paint, Inc., an Indiana corporation, and TDM Transport, Inc., an Indiana corporation (collectively, "Precision Painting"), pursuant to that certain Asset Purchase Agreement dated June 6, 2014, by and between Borrower as purchaser and Precision Painting as sellers, and (b) certain real property and related improvements (the "Precision Real Estate") pursuant to that certain Real Estate Purchase Agreement by and between Borrower as purchaser and TDM, LLC, an Indiana limited liability company, and TDM Elkhart, LLC, an Indiana limited liability company as sellers, in substantially the form provided to Agent and Lenders as of the Fourth Amendment Effective Date."

6.     Amendment of Section 1.1; Definition of Revolving Credit Commitment. The last sentence of the definition of "Revolving Credit Commitment" set forth in Section 1.1 of the Credit Agreement is amended and restated as of the Fourth Amendment Effective Date to read as follows:

"The aggregate Revolving Credit Commitment of all the Revolving Credit Lenders as of the Fourth Amendment Effective Date shall be $125,000,000."

7.     Precision Real Estate. Borrower acknowledges that the Precision Real Estate will not constitute Eligible Real Property unless and until all applicable requirements of the Credit Agreement are satisfied (including without limitation Section 8.14(c) and the definition of Eligible Real Property set forth in Section 1.1).

8.     Representations of Borrower.  Borrower represents and warrants to Lenders and Administrative Agent as follows:

(a)  The execution, delivery and performance of this Fourth Amendment and all agreements and documents delivered pursuant hereto by Borrower has been duly authorized by all necessary corporate action and do not and will not violate any provision of any law, rule, regulation, order, judgment, injunction, or writ presently in effect applying to Borrower, or its articles of incorporation or bylaws, as applicable, or result in a breach of or constitute a default under any material agreement, lease or instrument to which Borrower is a party or by which Borrower or any of its properties may be bound or affected; (ii) no authorization, consent, approval, license, exemption or filing of a registration with any court or governmental department, agency or instrumentality is or will be necessary to the valid execution, delivery or performance by Borrower of this Fourth Amendment and all agreements and documents delivered pursuant hereto; and (iii) this Fourth Amendment and all agreements and documents delivered pursuant hereto by Borrower are the legal, valid and binding obligations of Borrower, as a signatory thereto, and enforceable against Borrower in accordance with the terms thereof.

(b) After giving effect to the amendments contained in this Fourth Amendment, the representations and warranties contained in Article VII of the Credit Agreement are true and correct in all material respects on and as of the Fourth Amendment Effective Date with the same force and effect as if made on and as of the Fourth Amendment Effective Date, except that the representation in Section 7.15 of the Credit Agreement shall be deemed to refer to the financial statements of Borrower most recently delivered to Lenders and Administrative Agent prior to the Fourth Amendment Effective Date.

(c) No Event of Default or, to the knowledge of Borrower, Default shall have occurred and be continuing under the Credit Agreement as of the Fourth Amendment Effective Date.

9.     Consent and Representations of Guarantor. Guarantor represents and warrants to Lenders and Administrative Agent as follows:

(a)     Guarantor, by Guarantor's execution of this Fourth Amendment, expressly consents to the execution, delivery and performance by Borrower, Lenders and Administrative Agent of the First Amendment, the Second Amendment, the Third Amendment and this Fourth Amendment and all agreements, instruments and documents delivered pursuant hereto, and agrees that neither the provisions of the First Amendment, the Second Amendment, the Third Amendment or this Fourth Amendment nor any action taken or not taken in accordance with the terms of the First Amendment, the Second Amendment, the Third Amendment or this Fourth Amendment shall constitute a termination, extinguishment, release, or discharge of any of its obligations under the Guaranty, dated as of October 24, 2012, executed by Guarantor in favor of Lenders and Administrative Agent, guaranteeing to Lenders and Administrative Agent the payment of the Guaranty Obligations (as such term is defined in the Guaranty) when due (as the same has been and may hereafter be amended and/or restated from time to time and at any time, the "Guaranty") or provide a defense, set off, or counterclaim to it with respect to any Guarantor's obligations under the Guaranty or any other Loan Documents. Guarantor affirms to Lenders and Administrative Agent that the Guaranty executed by Guarantor is in full force and effect, is a valid and binding obligation of Guarantor and continues to secure and support the Guaranty Obligations.

(b)     The execution, delivery and performance of this Fourth Amendment and all agreements and documents delivered pursuant hereto by Guarantor has been duly authorized by all necessary corporate action and do not and will not violate any provision of any law, rule, regulation, order, judgment, injunction, or writ presently in effect applying to Guarantor, or its articles of incorporation or bylaws, as applicable, or result in a breach of or constitute a default under any material agreement, lease or instrument to which Guarantor is a party or by which Guarantor or any of its properties may be bound or affected; (ii) no authorization, consent, approval, license, exemption or filing of a registration with any court or governmental department, agency or instrumentality is or will be necessary to the valid execution, delivery or performance by Guarantor of this Fourth Amendment and all agreements and documents delivered pursuant hereto; and (iii) this Fourth Amendment and all agreements and documents delivered pursuant hereto by Guarantor are the legal, valid and binding obligations of Guarantor, as a signatory thereto, and enforceable against Guarantor in accordance with the terms thereof.

(c)     The request for and the grant of the confirmations, consents and waivers given herein shall not establish a course of conduct or dealing among Lenders, Administrative Agent and Guarantor and shall not impose any obligation on the Lenders or Administrative Agent to consult with, notify or obtain the consent of the Guarantor in the future if the financial accommodations provided to the Borrower should be revised, amended or increased.

10.     Conditions.  The obligation of Lenders and Administrative Agent to execute and to perform this Fourth Amendment shall be subject to full satisfaction of the following conditions precedent on or before the Fourth Amendment Effective Date:

(a)     There shall exist no Event of Default or, to the knowledge of Borrower, Default.

(b)     All liens in favor of Lenders shall be in full force and effect with the required priority.

(c)     This Fourth Amendment shall have been duly executed and delivered by Borrower and Guarantor to Lenders and Administrative Agent.

11.     Fees. Borrower shall promptly pay all costs and expenses incurred by Lenders and Administrative Agent in connection with the negotiation, preparation and closing of this Fourth Amendment and the other documents and agreements delivered pursuant hereto, including the reasonable and documented fees and out-of-pocket expenses of Faegre Baker Daniels LLP, special counsel to Administrative Agent.

12.     Waiver of Defenses and Claims. In consideration of the financial accommodations provided to Borrower by Lenders as contemplated by this Fourth Amendment, Borrower and Guarantor, jointly and severally, hereby waive, release, and forever discharge Lenders from and against any and all rights, claims or causes of actions of Borrower or Guarantor against Lenders arising from any Lender's actions or inactions with respect to the Loan Documents or any security interest, lien or collateral in connection therewith as well as any and all rights of set off, defenses, claims, causes of action and any other bar to the enforcement of the Loan Documents which exist as of the Fourth Amendment Effective Date.

13.     Binding on Successors and Assigns. All of the terms and provisions of this Fourth Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, assigns and legal representatives.

14.     Governing Law/Entire Agreement/Survival/Miscellaneous. This Fourth Amendment is a contract made under, and shall be governed by and construed in accordance with, the laws of the State of Illinois applicable to contracts made and to be performed entirely within such state and without giving effect to the choice or conflicts of laws principles of any other jurisdiction. This Fourth Amendment constitutes and expresses the entire understanding between the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, commitments, inducements or conditions, whether expressed or implied, oral or written. All covenants, agreements, undertakings, representations and warranties made in this Fourth Amendment shall survive the execution and delivery of this Fourth Amendment, and shall not be affected by any investigation made by any person. The Credit Agreement, as amended hereby, remains in full force and effect in accordance with its terms and provisions.

15.     Amendment of Other Loan Documents. All references to the Credit Agreement in the other Loan Documents shall mean the Credit Agreement, as modified and amended by this Fourth Amendment and as it may be further amended, modified, extended, renewed, supplemented and/or restated from time to time and at any time. The other Loan Documents are hereby modified and amended to the extent necessary to conform them to, or to cause them to accurately reflect, the terms of the Credit Agreement, as modified by this Fourth Amendment. Except as otherwise expressly provided herein, all of the terms and provisions of the Credit Agreement and the other Loan Documents, as modified and amended by this Fourth Amendment, remain in full force and effect, and fully binding on the parties thereto and their respective successors and assigns.

16.     Further Assurances. The parties shall duly execute and deliver, or cause to be executed and delivered, such further instruments and perform or cause to be performed such further acts as may be necessary or proper in the reasonable opinion of any other party to carry out the provisions and purposes of this Fourth Amendment.

17.     Counterparts. This Fourth Amendment may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one agreement. In the event any party executes and delivers this Fourth Amendment via facsimile or e-mail, such party hereby agrees that for the purposes of enforcement and all applicable statutes, laws and rules, including, without limitation, the Uniform Commercial Code, rules of evidence and statutes of fraud: (i) the facsimile or e-mail signature of such party shall constitute a binding signature of such party as a symbol and mark executed and adopted by such party with a present intention to authenticate this Fourth Amendment; (ii) the facsimile or e-mail of this Fourth Amendment shall constitute a writing signed by such party; and (iii) the facsimile or e-mail of this Fourth Amendment shall constitute an original of and best evidence of this Fourth Amendment.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be duly executed and delivered by their respective authorized signatories.

PATRICK INDUSTRIES, INC., as Borrower

By:	/s/ Andy L. Nemeth
Andy L. Nemeth, Executive Vice President-
Finance, Chief Financial Officer, Secretary and
Treasurer

ADORN HOLDINGS, INC., as Guarantor

By:	/s/ Andy L. Nemeth
Andy L. Nemeth, Secretary and Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent and Lender

By:	/s/ David W. O’Neal
David W. O'Neal, Senior Vice President

FIFTH THIRD BANK, as Lender

By:	/s/ Craig Ellis
Printed:	Craig Ellis
Title:	Vice President